Exhibit 4.24

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDMENT
TO THE
LIMITED LIABILITY COMPANY AGREEMENT

This Amendment (“Amendment”) is made as of October 31, 2022 (the “Amendment Effective Date”), by and among The Board of Regents (“Board”) of The University of Texas System, an agency of the State of Texas, on behalf of The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), Radiopharm Ventures, LLC (“Company”) and Radiopharm Theranostics (USA), Inc. (“Radiopharm USA”). This Amendment amends the Limited Liability Company Agreement entered into by and among MD Anderson, Company and Radiopharm USA, dated September 9, 2022 (the “Agreement”).

All capitalized terms used in this Amendment, but not otherwise defined herein, will have the respective meanings set forth in the Agreement.

WHEREAS, MD Anderson, Company and Radiopharm USA entered into the Agreement to set forth the governance of Company on the terms and subject to the conditions set forth in the Agreement;

WHEREAS, MD Anderson, Company and Radiopharm USA now wish to amend Section 11.05 the Agreement to set forth the methodology for determining the Fair Market Value of Company.

NOW THEREFORE, in consideration of the foregoing and mutual covenants and promises contained herein, the Agreement is hereby amended as follows:

1.	Pursuant to Section 16.04(b) of the Agreement, Section 11.05 of the Agreement is hereby amended and restated in its entirety as set forth below:

“11.05 Fair Market Value

Within fifteen (15) days after the Company receives Notice of a Trigger Event, the Board shall meet with the parties to this Agreement, determine the Fair Market Value of the Offered Units subject to such Trigger Event and Notify the Offering Members of such Fair Market Value determination. For a period of fifteen (15) days after such Fair Market Value determination (the “Objection Period”), one or more Offering Members may object to the Fair Market Value calculated by the Company, in accordance with the following:

(a)	The Offering Member(s) objecting to the Company’s determination of Fair Market Value (the “Objecting Members”) shall Notify the Company and appoint a valuation expert, at the expense of the Objecting Members, who will agree to work within the requirements of this Section 11.05 and the Agreement (the “Objecting Member Expert”). Within thirty (30) days after the appointment of the Objecting Member Expert, the Objecting Member Expert shall (i) calculate the Fair Market Value of the Offered Units at issue, (ii) deliver its full report to the Company and the Objecting Members, and (iii) deliver a summary of its report to each Member of the Company. Such report shall consist of no more than twenty (20) pages;

(b)	If the Fair Market Value calculated by the Objecting Member Expert is no more than [***] greater or less than the Fair Market Value calculated by the Company, then the Fair Market Value of the Offered Units shall be the arithmetic mean of the respective Fair Market Values calculated by the Company and by the Objecting Member Expert;

(c)	If the Fair Market Value calculated by the Objecting Member Expert is more than [***] greater or less than the Fair Market Value calculated by the Company, then, within fifteen (15) days after the delivery of the Objecting Member Expert’s full report to the Company and the Objecting Members as set forth in subsection (a) above, the Company and the Objecting Members will jointly appoint a second valuation expert (the “Neutral Expert”), the costs for which shall be shared equally between the Company and the Objecting Members. The Neutral Expert will agree to work within the requirements of this Section 11.05 and the Agreement;

(d)	Within thirty (30) days after the appointment of the Neutral Expert pursuant to subsection (c) above, the Neutral Expert shall prepare a full report that sets forth (i) the Neutral Expert’s calculation of the Fair Market Value of the Offered Units and (ii) a written explanation thereto as to the Neutral Expert’s calculation of the Fair Market Value of the Offered Units. The report shall be kept strictly confidential by the Neutral Expert and consist of no more than twenty (20) pages. Upon completion of the report, the Neutral Expert shall provide the Company and the Objecting Members with Notice that it has completed the report. Within thirty (30) days after the Company’s receipt of such Notice, the Company shall submit to the Neutral Expert a full report that sets forth (i) its calculation of the Fair Market Value of the Offered Units and (ii) a written explanation thereto as to the calculation of the Fair Market Value of the Offered Units. The Company’s report shall consist of no more than twenty (20) pages. Also, within thirty (30) days after the Objecting Members’ receipt of the Neutral Expert’s Notice, the Objecting Members shall submit to the Neutral Expert a copy of the Objecting Member Expert’s report received pursuant to subsection (a) above;

(e)	Within ten (10) days after the Neutral Expert’s receipt of the Company report and the Objecting Member Expert’s report submitted pursuant to subsection (d) above, the Neutral Expert shall (i) provide each of the Company and the Objecting Members a copy of the Neutral Expert’s full report and (ii) Notify the Company and the Objecting Members as to which of their respective calculations of the Fair Market Value of the Offered Units was closest to the Neutral Expert’s calculation of the Fair Market Value of the Offered Units. The Company and Objecting Members hereby acknowledge and agree that the calculation of the Fair Market Value of the Offered Units that is identified by the Neutral Expert as the closest to the Neutral Expert’s calculation of the Fair Market Value of the Offered Units shall be deemed thereafter as the Fair Market Value of the Offered Units. The prevailing party, as determined by the Neutral Expert, shall be reimbursed within thirty (30) days by the non-prevailing party or parties for the costs of the Neutral Expert. In the event that the parties’ determinations of Fair Market Value are equidistant from the Neutral Expert’s determination of Fair Market Value, then (x) the Neutral Expert’s determination of Fair Market Value shall be deemed thereafter as the Fair Market Value of the Offered Units and (y) neither party shall be entitled to reimbursement for the costs of the Neutral Expert. Accordingly, the determination of the Neutral Expert shall be a final, binding decision as to Fair Market Value of the Offered Units, from and after the date of such determination and the Company shall not recalculate the Fair Market Value of the Offered Units for a period of at least one hundred eighty (180) days from the date of the Neutral Expert’s Notice under this Section 11.05(e); and

(f)	The Company and Objecting Members agree to act in good faith throughout the valuation process set forth in this Section 11.05. Notwithstanding anything stated to the contrary in this Agreement, MD Anderson, as an agency of the State of Texas, cannot and does not waive any legal claims, causes of action, or remedies that it or the State may have under the constitution and laws of the State of Texas.”

2.	The Parties agree that all of the original terms of the Agreement not expressly modified by this Amendment will remain in full force and effect. Each of this Amendment and the Agreement shall be deemed Confidential Information.

3.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Section 16.08 of the Agreement is hereby incorporated by reference, mutatis mutandis, into this Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, Board, on behalf of MD Anderson, Company and Radiopharm USA have executed this Agreement as of the Amendment Effective Date.

Company:

Radiopharm Ventures, LLC a
Delaware limited liability company

By:	/s/ Riccardo Canevari
Name:	Riccardo Canevari
Title:	CEO & Managing Director

Members:

Radiopharm USA:

Radiopharm Theranostics (USA), INC., a Nevada corporation

By:	/s/ Riccardo Canevari
Name:	Riccardo Canevari
Title:	CEO & Managing Director

MD Anderson:

The Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center

By:	/s/ Omer Sultan
Name:	Omer Sultan
Title:	SVP, CFO

READ AND APPROVED:

By:	/s/ Ferran Prat
Name:	Ferran Prat, Ph.D., J.D.
Title:	Senior Vice President, Research Administration and Industry Relations

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